SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 8-K


             Current Report Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported): Febr. 16, 1998


                          ADEN ENTERPRISES, INC.
          (Exact name of registrant as specified in its charter)



         California                00-18140            87-0447215
 (State or other jurisdiction of           (Commission     (I.R.S. Employer
 incorporation or organization)     File No.)           Identification No.)


     2410 South 156th Circle, Suite 100, Omaha, Nebraska         68130
          (Address of principal executive offices)               (Zip Code)


                              (402) 334-5556)
           (Registrants telephone number, including area code)

      Item 5.  Other Information

      On February 16, 1998, the Registrant announced it had entered into a binding Letter of Intent for a proposed merger with Engineered Medical Concepts, Inc., (EMC) a two year old Florida corporation which has one esthetic care treatment facility located in Palm Beach Gardens
      Florida. The Registrant will acquire all assets of EMC, including its working prototype facility, CosMedica Institute of the Palm Beaches, all fixtures, equipment, physician contracts and other revenue generating assets. The Registrant will also assume all liabilities of EMC at the time of the closing.
      The Registrant plans to utilize the existing
      EMC management, their intellectual property
       and business plan and attempt to expand
      the concept to other markets.

      The Registrant is required to invest $450,000.00 directly into EMC at the time of the closing, which is expected to occur no later than March 12, 1998.
      In conjunction with the acquisition of EMC the Registrant will issue an additional 36,000,000 shares of common stock. There can be no assurance the Registrant will be successful in raising the funds required to close on the acquisition. Following the acquisition a stock option plan is expected to be put in place for physicians and other professionals for an additional 20,000,000 shares.

      Separately, the Registrant has appointed two additional members to the Board of Directors. They are Judith E. Sundberg and Donald E. Rokusek.
      The independent members of the Board have agreed to issue Michael Luther a total of 15,000,000 shares in exchange for the assumption, collateralizing and/or guaranteeing of approximately $4 million of debt.

      The Board of Directors of the Registrant also moved to conclude the acquisition of 100% of the outstanding stock of Lightwaves
      Acquisition Corporation in exchange for
      20,000,000 shares of common stock.